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Exhibit (9)(j)(3)

FOURTH AMENDMENT TO SECURITIES LENDING AUTHORIZATION AGREEMENT


         FOURTH AMENDMENT dated as of August 10, 1998 between STATE STREET BANK AND TRUST COMPANY ("State Street") and SANFORD C. BERNSTEIN FUND, INC., on behalf of the International Value Portfolio (in such capacity, the "Client").

         WHEREAS, State Street and the Client are party to a Securities Lending Authorization Agreement dated as of the 17th day of July, 1996 (as amended from time to time, the "Agreement");

         WHEREAS, Swiss Bank Corporation, Cayman Branch is listed on Schedule 7.3-C to the Agreement as a Restricted Time Deposit Counterparty;

         WHEREAS, as a result of a corporate action, Swiss Bank Corporation has become Union Bank of Switzerland;

         WHEREAS, State Street and Client wish to amend Schedule 7.3-C to delete Swiss Bank Corporation and replace it with Union Bank of Switzerland; and

         WHEREAS, Section 20 of the Agreement allows the Agreement to be modified at any time by a writing signed by the party against whom enforcement is sought;

         NOW THEREFORE, the parties hereto hereby agree that Schedule 7.3-C to the Agreement shall be amended by replacing the reference to "Swiss Bank Corporation, Cayman Branch" with "United Bank of Switzerland, Cayman Branch". United Bank of Switzerland, Cayman Branch is a Restricted Time Deposit Counterparty. Capitalized terms used herein but not defined herein shall have the meaning assigned thereto in the Agreement. Except as herein provided, the Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered as of the day and year first above written.

SANFORD C. BERNSTEIN FUND, INC., on
behalf of the International Value Portfolio
By:  Jean Margo Reid
Title:  Secretary

STATE STREET BANK AND TRUST COMPANY
By:  John L. Carty
Title:  Senior Vice President